Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – August 3, 2017 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record sales of $671.1 million

•	Record GAAP earnings per diluted share of $1.66

•	Results include pretax charges of $4.0 million ($0.08 per share) related to the e2v acquisition, offset by net discrete tax benefits of $4.6 million ($0.13 per share)

•	Raising full year 2017 GAAP earnings outlook to $5.60 to $5.70, an increase from the prior outlook of $5.20 to $5.30

•
Raising full year 2017 adjusted earnings outlook to $6.15 to $6.25, an increase from the prior outlook of $5.76 to $5.86 per diluted share.  Adjusted earnings, a non-GAAP measure, exclude estimated non-recurring charges of $0.55 per diluted share related to the e2v acquisition

•	Recently acquired assets of Scientific Systems, Inc. (“SSI”)

Teledyne today reported second quarter 2017 sales of $671.1 million, compared with sales of $539.7 million for the second quarter of 2016, an increase of 24.3%. Net income was $60.1 million ($1.66 per diluted share) for the second quarter of 2017, compared with $46.9 million ($1.33 per diluted share) for the second quarter of 2016, an increase of 28.1%. The second quarter of 2017 included pretax charges of $4.0 million related to the acquisition of e2v technologies plc (“e2v”) and net discrete income tax benefits of $4.6 million. The second quarter of 2016 included pretax charges totaling $11.7 million for severance, facility consolidation and asset impairment expense. In addition, the second quarter of 2016 included a pretax gain of $17.9 million related to the sale of a former operating facility.
“Sales growth accelerated in the second quarter, as revenue increased organically in each segment and across all major product lines.  In addition, Teledyne e2v performed very well in its first full quarter, and the acquisition integration is progressing as planned,” said Robert Mehrabian, Chairman, President and Chief Executive Officer.  “Our strong results largely reflected exceptional growth in our digital imaging segment, coupled with strong execution and margin improvement across all of Teledyne.  Over the last four years, Teledyne endured significant declines first in our defense markets and then in our offshore energy businesses.  In the absence of major market headwinds, our second quarter results demonstrated Teledyne’s strong, and consistent, underlying business performance.  We also continued our record of prudent capital deployment, recently acquiring Scientific Systems.  SSI is a great fit, both strategically and culturally, with one of Teledyne’s strongest performing environmental instrumentation businesses.”

Review of Operations (Comparisons are with the second quarter of 2016, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s second quarter 2017 sales were $233.8 million, compared with $220.1 million, an increase of 6.2%. Second quarter 2017 operating income was $30.8 million, compared with $20.1 million, an increase of 53.2%.
The second quarter 2017 sales increase resulted from higher sales of environmental instrumentation, marine instrumentation and test and measurement instrumentation, as well as the contribution from recent acquisitions. Sales of environmental instrumentation increased $9.1 million and primarily reflected higher sales of air monitoring instruments and $4.3 million in incremental sales from recent acquisitions. Sales of marine instrumentation increased $3.2 million and primarily reflected higher sales of sensors for energy exploration. Sales of test and measurement instrumentation increased $1.4 million and included $0.7 million in incremental sales from recent acquisitions. The increase in operating income was primarily due to greater sales and lower severance, facility consolidation and asset impairment expenses within marine instrumentation.
Digital Imaging
The Digital Imaging segment’s second quarter 2017 sales were $188.5 million, compared with $99.4 million, an increase of 89.6%. Operating income was $26.4 million for the second quarter of 2017, compared with $10.7 million, an increase of 146.7%.
The second quarter 2017 sales included $71.9 million in incremental sales from recent acquisitions, primarily from e2v. The second quarter 2017 sales also reflected higher sales of machine vision cameras for industrial applications and micro electro-mechanical systems (“MEMS”). The increase in operating income in the second quarter of 2017 reflected the impact of higher sales, favorable product mix and incremental operating profit from e2v, partially offset by acquisition-related charges of $3.7 million.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s second quarter 2017 sales were $172.8 million, compared with $158.0 million, an increase of 9.4%. Operating income was $32.4 million for the second quarter of 2017, compared with $28.0 million, an increase of 15.7%.
The second quarter 2017 sales reflected $20.4 million of higher sales of microwave and interconnect systems and higher sales of $2.6 million for avionics products and electronic relays, partially offset by $8.2 million of lower sales of electronic manufacturing services products due, in part, to the 2016 divestiture of Teledyne Printed Circuit Technology. The higher sales of microwave and interconnect systems included $19.4 million in sales from e2v. Operating income in the second quarter of 2017 reflected the impact of higher sales, overall improved margins and favorable product mix.

Engineered Systems
The Engineered Systems segment’s second quarter 2017 sales were $76.0 million compared with $62.2 million, an increase of 22.2%. Operating income was $9.1 million for the second quarter of 2017, compared with $5.6 million, an increase of 62.5%.
The second quarter 2017 sales reflected higher sales of $10.3 million of engineered products and services and $3.2 million of turbine engines and $0.3 million of energy systems products. The higher sales of engineered products and services primarily reflected greater marine manufacturing and missile defense programs. Operating income in the second quarter of 2017 reflected the impact of higher sales and a greater proportion of higher margin manufacturing programs.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $87.0 million for the second quarter of 2017, compared with $83.6 million. The higher cash provided by operating activities in the second quarter of 2017 reflected cash flow from e2v and the impact of higher operating income, partially offset by higher income tax payments. At July 2, 2017, cash totaled $81.7 million and total debt, including capital lease obligations, was $1,255.8 million. At July 2, 2017, $255.0 million was outstanding under the $750.0 million credit facility. The company received $5.4 million from the exercise of stock options in the second quarter of 2017, compared with $7.0 million. Capital expenditures for the second quarter of 2017 were $12.3 million, compared with $16.3 million. Depreciation and amortization expense for the second quarter of 2017 was $33.2 million, compared with $21.7 million. On April 18, 2017, Teledyne entered into a note purchase agreement for a private placement of €250.0 million of senior unsecured notes, due through April 2024. Teledyne used the proceeds of the private placement among other things, to repay indebtedness and for general corporate purposes. On July 20, 2017, Teledyne acquired assets of SSI.

Free Cash Flow (a)	Second Quarter
(in millions, brackets indicate use of funds)	2017	2016
Cash provided by operating activities	$87.0	$83.6
Capital expenditures for property, plant and equipment	(12.3)	(16.3)
Free cash flow	$74.7	$67.3
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the second quarter of 2017 was 21.3% compared with 27.7%. The second quarter of 2017 reflected net discrete income tax benefits of $4.6 million compared with net discrete income tax expense of $5.7 million. The 2017 second quarter net discrete tax benefit includes $8.1 million in income tax benefit related to the release of valuation allowance for which the deferred tax assets are now determined more-likely-than-not to be realizable and $4.6 million in income tax expense related to adjustments for uncertain tax positions. The 2017 amount also included a $1.2 million income tax benefit related to share-based accounting. The net discrete tax expense in 2016 of $5.7 million, included $6.7 million in tax expense related to the $17.9 million gain on the sale of a former operating facility, partially offset by $1.0 million in net tax benefits, primarily related to share-based accounting. Excluding the net discrete income tax benefits in both periods and the gain and related taxes on the facility sale in 2016, the effective tax rates would have been 27.4% for the second quarter of 2017 and 26.2% for the second quarter of 2016.
Other
Stock option expense was $3.7 million for the second quarter of 2017, compared with $2.9 million. Pension income was $0.6 million for both the second quarter of 2017 and 2016. Interest expense, net of interest income, was $9.1 million for the second quarter of 2017 compared with $5.9 million and reflected the impact of higher debt levels, primarily due to the acquisition of e2v. Corporate expense increased to $12.5 million for the second quarter of 2017, compared with $10.8 million and reflected higher compensation accruals. Other income and expense was expense of $0.7 million for the second quarter of 2017 compared with income of $17.2 million. Other income in the second quarter of 2016 included a gain of $17.9 million on the sale of a former operating facility.

Outlook
Based on its current outlook, the company’s management believes that third quarter 2017 GAAP earnings per diluted share will be in the range of $1.55 to $1.60 and full year 2017 GAAP earnings per diluted share will be in the range of $5.60 to $5.70. The company’s management believes that third quarter 2017 adjusted earnings per diluted share will be in the range of $1.60 to $1.65, and full year 2017 adjusted earnings per diluted share will be in the range of $6.15 to $6.25, compared to the prior outlook of $5.76 to $5.86.  The company’s effective tax rate for 2017 is expected to be 27.7%, before discrete items.

	Third Quarter Outlook	Full Year Outlook
	2017	2017
Adjusted fully diluted earnings per share outlook (a):
Fully diluted earnings per share outlook	$1.55 - $1.60	$5.60 - $5.70
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs	—	0.26
e2v inventory fair value step-up amortization expense	0.05	0.13
e2v funds-certain bank bridge facility commitment expense	—	0.05
Foreign currency option contract expense to hedge the e2v purchase price	—	0.11
Adjusted fully diluted earnings per share outlook	$1.60 - $1.65	$6.15 - $6.25
(a) The adjustments to the third quarter and full year outlook are net of taxes of $0.02 and $0.21 per diluted share, respectively, based on a 27.7% income tax rate.

Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings announcement also contains non-GAAP financial measures.  The reasons that we use these non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, severance expenses and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; risks associated with our acquisition of e2v, including failure to successfully integrate the business; impacts from the United Kingdom’s decision to exit the European Union; uncertainties related to the policies of the new U.S. Presidential Administration; and threats to the security of our confidential and proprietary information, including cyber security threats. Continued lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2016 Annual Report on Form 10-K and subsequent Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, August 3, 2017. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, August 3, 2017.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JULY 2, 2017 AND JULY 3, 2016
(Unaudited - in millions, except per share amounts)

	Second Quarter	Second Quarter	Six Months	Six Months
	2017	2016	2017	2016
Net sales	$671.1	$539.7	$1,237.2	$1,070.2
Costs and expenses:
Costs of sales (a)	418.3	336.2	772.5	661.0
Selling, general and administrative expenses (a)	166.6	149.9	320.4	294.7
Total costs and expenses	584.9	486.1	1,092.9	955.7
Operating income	86.2	53.6	144.3	114.5
Interest and debt expense, net (a)	(9.1)	(5.9)	(17.3)	(11.6)
Other income/(expense), net (a)	(0.7)	17.2	(10.0)	15.9
Income before income taxes	76.4	64.9	117.0	118.8
Provision for income taxes	16.3	18.0	26.4	32.9
Net income	$60.1	$46.9	$90.6	$85.9

Diluted earnings per common share	$1.66	$1.33	$2.50	$2.44

Weighted average diluted common shares outstanding	36.2	35.3	36.2	35.2

(a)
The second quarter of 2017 includes pretax charges of $4.0 million related to the acquisition of e2v technologies plc, of which, $2.7 million was recorded to cost of sales and $1.3 million was recorded to selling, general and administrative expenses. The first six months of 2017 includes pretax charges of $25.2 million related to the acquisition of e2v technologies plc, of which, $4.1 million was recorded to cost of sales, $12.8 million was recorded to selling, general and administrative expenses, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense. The second quarter and first six months of 2016 includes a gain of $17.9 million on the sale of a former operating facility recorded as other income.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JULY 2, 2017 AND JULY 3, 2016
(Unaudited - in millions)

	Second Quarter	Second Quarter	% Change	Six Months	Six Months	% Change
	2017	2016		2017	2016
Net sales:
Instrumentation	$233.8	$220.1	6.2%	$466.6	$443.8	5.1%
Digital Imaging	188.5	99.4	89.6%	302.3	189.3	59.7%
Aerospace and Defense Electronics	172.8	158.0	9.4%	324.7	310.6	4.5%
Engineered Systems	76.0	62.2	22.2%	143.6	126.5	13.5%
Total net sales	$671.1	$539.7	24.3%	$1,237.2	$1,070.2	15.6%
Operating income:
Instrumentation	$30.8	$20.1	53.2%	$61.2	$51.5	18.8%
Digital Imaging (a)	26.4	10.7	146.7%	41.7	18.9	120.6%
Aerospace and Defense Electronics (a)	32.4	28.0	15.7%	58.6	52.1	12.5%
Engineered Systems	9.1	5.6	62.5%	18.0	13.6	32.4%
Corporate expense (a)	(12.5)	(10.8)	15.7%	(35.2)	(21.6)	63.0%
Operating income	86.2	53.6	60.8%	144.3	114.5	26.0%
Interest and debt expense, net (a)	(9.1)	(5.9)	54.2%	(17.3)	(11.6)	49.1%
Other income/(expense), net (a)	(0.7)	17.2	*	(10.0)	15.9	*
Income before income taxes	76.4	64.9	17.7%	117.0	118.8	(1.5)%
Provision for income taxes	16.3	18.0	(9.4)%	26.4	32.9	(19.8)%
Net income	$60.1	$46.9	28.1%	$90.6	$85.9	5.5%

(a)
The second quarter of 2017 includes pretax charges of $4.0 million related to the acquisition of e2v technologies plc, of which $3.7 million was recorded in the Digital Imaging segment and $0.3 million was recorded in the Aerospace and Defense Electronics segment. The first six months of 2017 includes pretax charges of $25.2 million related to the acquisition of e2v technologies plc, of which, $6.2 million was recorded in the Digital Imaging segment, $0.3 million in the Aerospace and Defense Electronics segment, $10.4 million was recorded to corporate expense, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense. The second quarter and first six months of 2016 includes a gain of $17.9 million on the sale of a former operating facility recorded as other income.

* not meaningful

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited – in millions)

	July 2, 2017	January 1, 2017
ASSETS
Cash	$81.7	$98.6
Accounts receivable, net	467.1	383.7
Inventories, net	435.7	314.2
Prepaid expenses and other current assets	54.2	49.7
Total current assets	1,038.7	846.2
Property, plant and equipment, net	446.9	340.8
Goodwill and acquired intangible assets, net (a)	2,109.2	1,428.1
Prepaid pension asset	102.9	88.5
Other assets, net	82.4	70.8
Total assets	$3,780.1	$2,774.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$197.4	$138.8
Accrued liabilities	320.1	261.0
Short-term debt, current portion of long-term debt and capital lease obligations	102.3	102.0
Total current liabilities	619.8	501.8
Long-term debt and capital lease obligations	1,153.5	515.8
Other long-term liabilities	275.3	202.4
Total liabilities	2,048.6	1,220.0
Total stockholders’ equity	1,731.5	1,554.4
Total liabilities and stockholders’ equity	$3,780.1	$2,774.4

(a)	The increase in goodwill and acquired intangible assets primarily reflects the estimated amounts related to the acquisition of e2v on March 28, 2017.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JULY 2, 2017
(Unaudited - in millions, except per-share amounts)

	Second Quarter		Six Months
	2017	2016	2017	2016
Adjusted operating income:
Operating income	$86.2	$53.6	$144.3	$114.5
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs	1.3	—	12.8	—
e2v inventory fair value step-up amortization expense	2.7	—	4.1	—
Adjusted operating income	$90.2	$53.6	$161.2	$114.5

	Second Quarter		Six Months
	2017	2016	2017	2016
Adjusted fully diluted earnings per share(a):
Fully diluted earnings per share	$1.66	$1.33	$2.50	$2.44
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs	0.03	—	0.26	—
e2v inventory fair value step-up amortization expense	0.05	—	0.08	—
e2v funds-certain bank bridge facility commitment expense	—	—	0.05	—
Foreign currency option contract expense to hedge the e2v purchase price	—	—	0.11	—
Adjusted fully diluted earnings per share	$1.74	$1.33	$3.00	$2.44
(a) The adjustments to the second quarter of 2017 are net of income taxes of $0.03 per diluted share based on a 27.4% income tax rate and the adjustments for the first six months of 2017 are net of income taxes of $0.19 per diluted share based on a 27.7% income tax rate.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with U.S. GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain items resulting from our recent acquisition of e2v which have an infrequent or non-recurring impact on operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
We use the term “adjusted operating income,” to refer to GAAP operating income excluding items related to the e2v business acquisition and integration such as expense related to inventory fair value step-up amortization, transaction and integration expenses such as advisory, legal, financial and other fees, stamp duty and other costs. We use the related term, “adjusted operating margin” to refer to adjusted operating income as a percentage of revenue.
We use the term “adjusted fully diluted earnings per share,” to refer to GAAP earnings per share excluding items related to the e2v business acquisition and integration such as expense related to inventory fair value step-up amortization, transaction and integration expenses such as advisory, legal, financial and other costs, stamp duty, foreign currency option contract to hedge the e2v purchase price, funds-certain bank bridge facility commitment expense and other costs. We also adjust for any tax impact related to the above items.

Management excludes the effect of each of the items identified below to arrive at the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs - In connection with our e2v acquisition, we incurred legal, financial, and other advisory fees, stamp duty and other costs, which are part of selling, general and administrative expenses. We exclude these expenses to arrive at our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•
e2v inventory fair value step-up amortization expense - In connection with our e2v acquisition, accounting rules require us to adjust various balance sheet accounts, including inventory, to fair value at the time of the acquisition. This expense is part of costs of sales. We exclude the amortization expense relating to the step-up in fair value of our inventory to arrive at our non-GAAP measures as we believe it does not reflect the performance of our ongoing operations.

•
e2v funds-certain bank bridge facility commitment expense - In connection with our e2v acquisition, we entered into a £625.0 million bridge credit facility in December 2016 to fund the acquisition and related transaction costs, in order to meet the requirement under the U.K. City Code on Takeovers and Mergers that we have sufficient and certain resources available to fund the consideration for the acquisition. This expense is part of interest expense. In January 2017, we amended our revolving credit agreement to allow us to use that facility to fund part of the consideration in lieu of the bridge credit facility. We exclude the expense associated with the bridge facility to arrive at our non-GAAP measures because we believe it does not reflect the performance of our ongoing operations.

•
Foreign currency option contract expense to hedge the e2v purchase price - In connection with our e2v acquisition, we entered into a foreign currency option contract in December 2016 to hedge the e2v purchase price. This expense is part of other expense, net. We exclude this expense to arrive at our non-GAAP measures because we believe it does not reflect the performance of our ongoing operations.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.
The non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, and benchmark our results against our historical performance and the performance of our peers.